Exhibit 24(b)(8.40) Amendment No. 5 to the Selling and Services Agreement
by and among
Lord Abbett Family of Funds, Lord Abbett Distributor LLC, Lord, Abbett & Co.
LLC,
ING Life Insurance and Annuity Company and ING Financial Advisers, LLC,

This Amendment No. 5 to the Selling and Services Agreement (the
“Amendment”) is entered into and effective as of August 12, 2008, by and among each of the investment companies comprising the Lord Abbett Family of Funds, whether existing at the date of this Agreement or established subsequent thereto, including each separate investment portfolio (each a “Fund,” and collectively, the “Funds”), Lord
Abbett Distributor LLC (the “Distributor”), Lord, Abbett & Co. LLC, (“Adviser”),
ING Life Insurance and Annuity Company (“ING Life”), and ING Financial Advisers,
LLC (“ING Financial”) (ING Life and ING Financial collectively referred to as
“Service Provider”).

WHEREAS, the Funds, Distributor, Adviser and Service Provider (each a
“Party,” and collectively, the “Parties”) have entered into a Selling and Services
Agreement (“the Agreement”) dated as of March 1, 2001 and amended as of July 25,
2002, September 26, 2003, November 24, 2003 September 1, 2004 and October 1,
2007, under which shares of the Funds may be offered to Plans for which ING Life provides recordkeeping and other administrative services; and

WHEREAS, the parties now desire to amend the Agreement to add a new Fund share class available for investment.

NOW, THEREFORE, in consideration of the premises and mutual covenants and promises expressed herein, the parties agree to amend the Agreement as follows:

1.	The Agreement shall be deemed to be amended to the extent necessary to reflect the inclusion of Class R2 shares of the Funds (“Shares”).

2.	Each Fund agrees to pay the Service Provider quarterly at the annual rate of
____% based on the average daily net asset value of R2 Shares held by Plan accounts for which the Service Provider is providing services pursuant to the
Agreement.

3.	Effective October 1, 2007 Class P Shares are closed to new Plans.

4.	In the event of any inconsistencies between the Agreement and this Amendment, the terms of this Amendment shall govern.

5. All other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be entered into as of date first above written.

The Lord Abbett Family of	ING	Life	Insurance	and	Annuity
Funds	Company

/s/ Lawrence H. Kaplan	By:	/s/ Lisa S. Gilarde
Lawrence H. Kaplan	Name:	Lisa S. Gilarde
Vice President and Secretary	Title:	Vice President

LORD ABBETT DISTRIBUTOR	ING FINANCIAL ADVISERS, LLC
LLC
By: Lord, Abbett & Co. LLC,
its Managing Member

/s/ Lawrence H. Kaplan	By:	/s/ David Kelsey
Lawrence H. Kaplan	Name:	David Kelsey
Member	Title:	Vice President / COO

LORD, ABBETT & CO. LLC

/s/ Lawrence H. Kaplan
Lawrence H. Kaplan
Member